UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2019

BIOXYTRAN, INC.

(Exact Name if Business Issuer as specified in its Charter)

Nevada	26-2797630
(State or other Jurisdiction of Incorporation)	(IRS Employer Identification Number)

233 Needham Street, Suite 300

Newton MA, 02464

(Address of principal executive offices, including zip code)

(617) 494-1199

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 1 4a- 12 under the Exchange Act (17 CFR 240.1 4a- 12)

☐	Pre-commencement communications pursuant to Rule 1 4d-2(b) under the Exchange Act (17 CFR 240.1 4d-2(b))

☐	Pre-commencement communications pursuant to Rule 1 3e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

 Item 1.01. Entry Into a Material Definitive Agreement.

On April 4, 2019, Bioxytran, Inc. (“Bioxytran”) and MDX Lifesciences, Inc. (“MDX”) entered into an exclusive, worldwide, royalty-free license (the “License Agreement”) to the MDX Viewer and Flat Probe, (ii)  the issued patents, and patents arising out of the patent applications, (iii) all reissues, continuations, continuations-in-part, extensions, reexaminations, and foreign counterparts thereof, (vi) all inventions, disclosures, trade secrets and know-how owned by MDX and (v) those improvements, enhancements and modifications to be used in certain fields of use as measurement system for tissue health for Bioxytran’s compounds.

Bioxytran will pay MDX on or about the time the Bioxytran raises $3,000,000, or at such time as otherwise agreed by MDX and Bioxytran, a payment of $500,000. Bioxytran will also fund MDX development efforts to improve the MDX Viewer and Flat Probe for Bioxytran’s use at cost plus 20% and pay for reasonable associated expenses.

Dr. Avraham Mayevsky, Chief Scientific Officer and director of MDX, reviewed and made a recommendation to the MDX board of directors to approve the License Agreement because of the affiliations of the other officers and directors of MDX with Bioxytran.

The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Purchase Agreement, which is filed as Exhibit 10.22 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01. Other Events.

On April 4, 2019, the Company issued a press release announcing the entry into the License Agreement. A copy of the press release attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Description

10.22	License Agreement between Bioxytran, Inc. and MDX Lifesciences, Inc. dated April 4, 2019.

99.1	Press Release dated April 4, 2019.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bioxytran, Inc.

By:	/s/ David Platt
	Name:	Dr. David Platt
	Title:	President and Chief Executive Officer

Dated:  April 5, 2019

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